Exhibit 99(d)(3)

January 29, 2006

Mr. Ronald G. Weber
c/o Lowrance Electronics, Inc.

12000 East Skelly Drive

Tulsa, Oklahoma 74128

Dear Mr. Weber:

This letter is to confirm our agreement regarding all of the shares of common stock, par value $0.10 per share (“Common Stock”), of LOWRANCE ELECTRONICS, INC., a corporation incorporated under the laws of Delaware (the “Company”), beneficially owned by you and your affiliates and any other shares of Common Stock as to which you or your affiliates may hereafter acquire beneficial ownership (collectively, the “Subject Shares”), which agreement was required to induce SIMRAD YACHTING AS, a stock corporation incorporated under the laws of Norway (“Parent”), and NAVICO ACQUISITION CORP., a wholly owned subsidiary of Parent incorporated under the laws of the State of Delaware (“Merger Sub”), to enter into the Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), among Parent, Merger Sub and the Company. Terms used but not defined herein which are defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement.

Subject to the terms and conditions hereof, you hereby agree (i) as soon as practicable after the commencement of the Offer by Merger Sub but in no event later than the fifth business day after commencement of the Offer by Merger Sub you will tender, or cause to be tendered, and not withdraw all of the Subject Shares pursuant to the Offer, (ii) to vote or cause to be voted all of Subject Shares against any Acquisition Proposal other than the Offer and Merger, or any other matters which could reasonably be expected to impede, interfere, delay or adversely affect the consummation of the Offer, Merger or other transactions contemplated by the Merger Agreement, (iii) to comply with all restrictions and obligations imposed on Representatives by Section 6.2 of the Merger Agreement and (iv) not to sell, transfer, assign, pledge, encumber or dispose of, or grant a proxy or enter into a voting agreement or trust or similar arrangement with respect to, any of the Subject Shares (other than pursuant to this letter agreement or the Offer or to or with Parent or Merger Sub). In furtherance of your voting agreement in clause (ii) of the preceding sentence, you hereby revoke any and all previous proxies with respect to any of the Subject Shares and grant to Parent and such individuals or corporations as Parent may designate an irrevocable proxy to vote all of the Subject Shares owned by you in accordance with such clause. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as Parent may reasonably request to effectuate its proxy and voting rights under this paragraph. You hereby authorize Merger Sub to notify the Company’s transfer agent for the Shares that a stop transfer restriction is imposed with respect to all of the Subject Shares and that this letter agreement places limits on the transfer of the Subject Shares.

You hereby represent and warrant that (i) you are the sole record and beneficial owner of, and have sole and full right, power and authority to sell and vote 65,604 Subject Shares, which represent all of the Subject Shares beneficially owned by you as of the date of this letter agreement, (ii) you will have or will obtain prior to the expiration of the Offer the sole and full right, power and authority to sell and vote any Subject Shares as to which you gain beneficial ownership after the date of this letter agreement, (iii) you have full power and authority to execute, deliver and perform your obligations under this letter agreement and to consummate the transactions contemplated hereby, (iv) this letter agreement has been duly executed and delivered by you and constitutes a valid and legally binding obligation of you, enforceable against you in accordance with its terms subject only to the Bankruptcy and Equity Exception, and (v) neither the execution, delivery or performance by you of this letter agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any applicable Law or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you or any of your affiliates are a party or by which you or any such affiliate or the Subject Shares are bound.

We each hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of the Company. Nothing contained in this letter agreement shall restrict you from taking in good faith and after consultation with outside counsel any actions, or in any way limit any actions that you may take, necessary to discharge your fiduciary duties as a director of the Company.

This letter agreement will terminate, and all rights and obligations of the parties hereunder shall terminate, concurrently with the earlier of (i) the purchase of all of the Subject Shares in the Offer and (ii) termination of the Merger Agreement in accordance with its terms. No such termination shall relieve any party from liability for any willful breach of this letter agreement.

Each party shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party’s obligations hereunder. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

This letter agreement (i) is not intended to, and does not, confer upon any person or entity other than the parties who are signatories hereto any rights or remedies hereunder, (ii) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (iii) may be executed in any number of counterparts, each of which shall be deemed to be an original. No provision of this letter agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto or, in the case of a waiver, by the waiving party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

If the foregoing correctly sets forth our agreement, please sign both copies of this letter agreement in the space provided below and return one copy to us, whereupon this letter agreement will constitute a binding agreement among us.

Sincerely,

SIMRAD YACHTING AS

By	/s/ Hugo Maurstad
	Name:	Hugo Maurstad
	Title:	Chairman

By	/s/ Reynir Indahl
	Name:	Reynir Indahl
	Title:	Director

NAVICO ACQUISITION CORP.

By	/s/ Hugo Maurstad
	Name:	Hugo Maurstad
	Title:	Chairman

Acknowledged and agreed as of the date first written above:

By:	/s/ Ronald G. Weber
Ronald G. Weber